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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

FROM:                                           FOR:
BlueFire Partners                               Venturian Corporation
1300 Fifth Street Towers, 150 S. 5th Street     11111 Excelsior Boulevard
Minneapolis, Minn.  55402                       Hopkins, Minn. 55343
William Bartkowski                              Contact:  Gary B. Rappaport, CEO
612-344-1012                                    952-931-2500

                 VENTURIAN CORP. MERGER AND ASSET SALE COMPLETED


         HOPKINS, Minnesota, October 23, 2001 - Venturian Corp. announced today the completion of its merger with and into Venturian Holdings, LLC and the sale of substantially all the assets and liabilities of its wholly-owned subsidiary, Napco International Inc., to JATA LLC. Venturian Corp.'s shareholders approved the merger and related transactions at a special meeting held on October 12, 2001. As a result of the merger, Venturian Corp. has been delisted from the Nasdaq National Market.

         Under the terms of the merger each shareholder of Venturian Corp. (other than the present and expected members of Venturian Holdings, LLC) became eligible to receive $5.00 in cash per share of Venturian Corp. common stock. Each employee holding an option to purchase a share of Venturian Corp. common stock will be separately paid according to a formula set forth in the merger agreement.

         Chairman and Chief Executive Office, Gary B. Rappaport, commented, "We are pleased that shareholders have approved the merger consistent with the board's recommendation and expect that all actions consistent with completing the transaction will commence immediately."

                                      # # #
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management's beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Venturian Corp. to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by Venturian Corp. with the Securities and Exchange Commission. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.